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                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          MAGAININ PHARMACEUTICALS INC.


                  Magainin Pharmaceuticals Inc., a Delaware corporation (the "Corporation"), does hereby amend its Restated Certificate of Incorporation pursuant to the provisions of Section 242 of the Delaware General Corporation Law as set forth below:

                  1. The first paragraph of Article FOURTH of the Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

                  "FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 54,211,031, consisting of 9,211,031 shares of Convertible Preferred Stock, $.001 par value (the "Preferred Stock"), and 45,000,000 shares of Common Stock, $.002 par value (the "Common Stock")."

                  2. The Corporation hereby certifies that the amendment set forth in paragraph 1 above has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

                  IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law and to be executed in its corporate name on the 20th day of May, 1996.

                                           MAGAININ PHARMACEUTICALS INC.


                                           By: /s/ Jay Moorin
                                               ------------------------------
                                               Jay Moorin
                                               President and Chief Executive
                                               Officer